Exhibit 1.2

SI SECURITIES, LLC

AMENDMENT TO ISSUER AGREEMENT

THIS AMENDMENT LETTER (the “Letter”) is entered into as of ________, 2020 (the “Effective Date”) by and among Miso Robotics, Inc. (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain Issuer Agreement (the “Agreement”) dated October 7, 2019 regarding Company’s proposed Offering of Securities.

WHEREAS, the Parties hereby wish to amend the Agreement pursuant to the terms written below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT TO ISSUER AGREEMENT

1.1

Amendment to Paragraph 5. The fifth paragraph of the Agreement is hereby amended to add the following as the second sentence:

SI Securities shall only receive the Right of First Refusal in the event the Agreement is terminated prior to qualification by the U.S. Securities and Exchange Commission of the Offering.

1.2	Amendment to Paragraph 3 of Exhibit A. The third paragraph of Exhibit A in the Agreement is hereby amended and restated to the following:

Company shall pay to SI Securities, in cash, an amount equal to: (i) for the first $15,000,000 of investments by Prospects in the Offering, 8.5% of the value of Securities purchased by Prospects from the proceeds of the Offering at each applicable closing (a “Closing”), and (ii) for the remainder of the Offering, 7.0% of the value of Securities purchased by Prospects from the proceeds of the Offering at each applicable Closing (such cash compensation, in total, the “Compensation”). Company acknowledges that SI Securities charges Prospects who make investments through the Online Platform a 2% non-refundable transaction processing fee, up to $300 (the “Transaction Fee”), and which Company is not responsible for. The Transaction Fee is broken out as follows: i) 50% is meant to cover the financial and administrative costs associated with the processing of payments via Wire, ACH, and Debit transfers; and ii) the remaining 50% is meant to cover the financial and administrative costs of the related and subsequent reconciliation of cash and securities in Prospects accounts.

1.3	Removal of Appendix I. Appendix I is hereby removed in its entirety.

1.4	Amendments. This Letter may not be amended, modified or supplemented except by a written agreement executed by all Parties. No breach of any provision of this Letter can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Letter.

1.5	Governing Law. This Letter shall be governed by and construed in accordance with the laws of New York and the federal laws of the United States of America. The Parties each hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Letter.

1.6	Entire Agreement. This Letter contains the entire understanding of the Parties to this Letter with respect to the matters listed herein and supersedes all prior agreements and understandings among the parties with respect to the matters listed herein.

1.7	Counterparts. This Letter may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Letter as of the date first above written.

Company: Miso Robotics, Inc.

By:
Name:
Title:

SI Securities, LLC

By:
Ryan Feit
CEO

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